Exhibit 99.1

FENNEC PHARMACEUTICALS ANNOUNCES EARLY PARTIAL REPAYMENT OF ITS OUTSTANDING CONVERTIBLE DEBT FACILITY WITH PETRICHOR HEALTHCARE CAPITAL MANAGEMENT

~ $13 Million Convertible Debt Repayment from Available Cash ~

~ Elimination of Approximately $1.5 Million in Annual Interest Expense and Potential Equity Overhang of Approximately 1.6 Million Shares ~

Research Triangle Park, NC, December 19, 2024 – Fennec Pharmaceuticals Inc. (NASDAQ:FENC; TSX: FRX), a specialty pharmaceutical company, today announced the early repayment of $13 million of the Company’s approximately $32 million outstanding convertible debt facility with Petrichor Healthcare Capital Management (“Petrichor”). Pro forma for today’s announced repayment, the convertible debt facility with Petrichor will be approximately $19 million and maintain a maturity of September 2027. This early partial repayment was financed entirely with available cash.

“We are pleased to announce the early partial repayment of a significant portion of our debt to Petrichor in a financial and strategic action that optimizes the Company’s balance sheet and overall capital structure, while effectively saving approximately $1.5 million in future annual interest payments and eliminating potential dilutive shares,” said Jeff Hackman, chief executive officer of Fennec Pharmaceuticals. “This financial milestone underscores the confidence we continue to have in our business and reflects our commitment to maintaining a strong and sustainable operating model that enables us to accelerate our commercialization plans for PEDMARKÒ. We thank Petrichor for their continued support of Fennec and believe that we are well positioned for near-term and sustainable growth.”

As previously reported in Fennec’s third quarter 2024 earnings and inclusive of this announcement, the Company anticipates that its cash, cash equivalents and investment securities will be sufficient to fund planned operations into 2026.

Further information will be set forth in the Current Report on Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on or about December 20, 2024.

About Fennec Pharmaceuticals

Fennec Pharmaceuticals Inc. is a specialty pharmaceutical company focused on the development and commercialization of PEDMARK® to reduce the risk of platinum-induced ototoxicity in pediatric patients. Further, PEDMARK received FDA approval in September 2022 and European Commission approval in June 2023 and U.K. approval in October 2023 under the brand name PEDMARQSIÒ. PEDMARK has received Orphan Drug Exclusivity in the U.S. and PEDMARQSI has received Pediatric Use Marketing Authorization in Europe which includes eight years plus two years of data and market protection. For more information, please visit www.fennecpharma.com.

About Petrichor

Petrichor partners with world-class healthcare managers and businesses to provide customized investment structures and support. Petrichor has completed over 125 investments representing more than $6 billion in invested capital and has held over 50 board seats. Petrichor maintains a deep in-house understanding of healthcare products and services, including scientific, technical, and commercial expertise. This healthcare expertise, together with a breadth of experience investing across sectors, geographies, and capital structures, provides a unique combination to help build successful companies. For more information on Petrichor, please visit www.petrichorcap.com.

PEDMARK® (sodium thiosulfate injection)

PEDMARK® is the first and only U.S. Food and Drug Administration (FDA) approved therapy indicated to reduce the risk of ototoxicity associated with cisplatin treatment in pediatric patients with localized, non-metastatic, solid tumors. It is a unique formulation of sodium thiosulfate in single-dose, ready-to-use vials for intravenous use in pediatric patients.7 PEDMARK is also the first and only therapeutic agent with proven efficacy and safety data with an established dosing regimen, across two open-label, randomized Phase 3 clinical studies, the Children’s Oncology Group (COG) Protocol ACCL0431 and SIOPEL 6.

In the U.S. and Europe, it is estimated that, annually, more than 10,000 children may receive platinum-based chemotherapy. The incidence of ototoxicity depends upon the dose and duration of chemotherapy, and many of these children require lifelong hearing aids. There is currently no established preventive agent for this hearing loss and only expensive, technically difficult, and sub-optimal cochlear (inner ear) implants have been shown to provide some benefit. Infants and young children that suffer ototoxicity at critical stages of development lack speech language development and literacy, and older children and adolescents lack social-emotional development and educational achievement.

PEDMARK has been studied by co-operative groups in two Phase 3 clinical studies of survival and reduction of ototoxicity, COG ACCL0431 and SIOPEL 6. Both studies have been completed. The COG ACCL0431 protocol enrolled childhood cancers typically treated with intensive cisplatin therapy for localized and disseminated disease, including newly diagnosed hepatoblastoma, germ cell tumor, osteosarcoma, neuroblastoma, medulloblastoma, and other solid tumors. SIOPEL 6 enrolled only hepatoblastoma patients with localized tumors.

Indications and Usage

PEDMARK® (sodium thiosulfate injection) is indicated to reduce the risk of ototoxicity associated with cisplatin in pediatric patients 1 month of age and older with localized, non-metastatic solid tumors.

Limitations of Use

The safety and efficacy of PEDMARK have not been established when administered following cisplatin infusions longer than 6 hours. PEDMARK may not reduce the risk of ototoxicity when administered following longer cisplatin infusions, because irreversible ototoxicity may have already occurred.

Important Safety Information

PEDMARK is contraindicated in patients with history of a severe hypersensitivity to sodium thiosulfate or any of its components.

Hypersensitivity reactions occurred in 8% to 13% of patients in clinical trials. Monitor patients for hypersensitivity reactions. Immediately discontinue PEDMARK and institute appropriate care if a hypersensitivity reaction occurs. Administer antihistamines or glucocorticoids (if appropriate) before each subsequent administration of PEDMARK. PEDMARK may contain sodium sulfite; patients with sulfite sensitivity may have hypersensitivity reactions, including anaphylactic symptoms and life-threatening or severe asthma episodes. Sulfite sensitivity is seen more frequently in people with asthma.

PEDMARK is not indicated for use in pediatric patients less than 1 month of age due to the increased risk of hypernatremia or in pediatric patients with metastatic cancers.

Hypernatremia occurred in 12% to 26% of patients in clinical trials, including a single Grade 3 case. Hypokalemia occurred in 15% to 27% of patients in clinical trials, with Grade 3 or 4 occurring in 9% to 27% of patients. Monitor serum sodium and potassium levels at baseline and as clinically indicated. Withhold PEDMARK in patients with baseline serum sodium greater than 145 mmol/L.

Monitor for signs and symptoms of hypernatremia and hypokalemia more closely if the glomerular filtration rate (GFR) falls below 60 mL/min/1.73m2.

Administer antiemetics prior to each PEDMARK administration. Provide additional antiemetics and supportive care as appropriate.

The most common adverse reactions (≥25% with difference between arms of >5% compared to cisplatin alone) in SIOPEL 6 were vomiting, nausea, decreased hemoglobin, and hypernatremia. The most common adverse reaction (≥25% with difference between arms of >5% compared to cisplatin alone) in COG ACCL0431 was hypokalemia.

Please see full Prescribing Information for PEDMARK® at: www.PEDMARK.com.

Forward Looking Statements

Except for historical information described in this press release, all other statements are forward-looking. Words such as “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “may,” “will,” or the negative of those terms, and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include statements about our business strategy, timeline and other goals, plans and prospects, including our commercialization plans respecting PEDMARK®, the market opportunity for and market impact of PEDMARK®, its potential impact on patients and anticipated benefits associated with its use, and potential access to further funding after the date of this release. Forward-looking statements are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including the risks and uncertainties that regulatory and guideline developments may change, scientific data and/or manufacturing capabilities may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, unforeseen global instability, including political instability, or instability from an outbreak of pandemic or contagious disease, such as the novel coronavirus (COVID-19), or surrounding the duration and severity of an outbreak, protection offered by the Company’s patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company’s products will not be as large as expected, the Company’s products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, our ability to obtain necessary capital when needed on acceptable terms or at all, the Company may not meet its future capital requirements in different countries and municipalities, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2023. Fennec disclaims any obligation to update these forward-looking statements except as required by law.

For a more detailed discussion of related risk factors, please refer to our public filings available at www.sec.gov and www.sedar.com.

PEDMARK® and Fennec® are registered trademarks of Fennec Pharmaceuticals Inc.

©2024 Fennec Pharmaceuticals Inc. All rights reserved. FEN-1604-v1

For further information, please contact:

Investors:
Robert Andrade
Chief Financial Officer
Fennec Pharmaceuticals, Inc.
+1 919-246-5299

Corporate & Media:
Lindsay Rocco

Elixir Health Public Relations
+1 862-596-1304
lrocco@elixirhealthpr.com